Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated February 21, 2013 relating to the financial statements of Tower Semiconductor Ltd, (the "Company") appearing in the Report on Form 6-K of the Company for the month of February 2013 No.3 (filed with the Securities and Exchange Commission on February 22, 2013), and our report dated February 15, 2012 relating to the effectiveness of the Company’s internal control over financial reporting appearing in the Annual Report on Form 20-F/A of the Company for the year ended December 31, 2011 (filed with the Securities and Exchange Commission on August 10, 2012) and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Brightman Almagor Zohar & Co.
A member of Deloitte Touche Tohmatsu
April 11, 2013